EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statement Nos. 333-222433 and 333-208912 on Form S-3, Registration Statement Nos. 333-222437, 333-205101, and 333-189551 on Form S-8, and Registration Statement No. 333-194697 on Post-Effective Amendment No. 1 to Form S-1 on Form S-3 of our reports dated March 15, 2019, relating to our audits of the financial statements of BioLife Solutions, Inc. (“the Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of BioLife Solutions, Inc. for the year ended December 31, 2018.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
March 15, 2019